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Exhibit 10.8

AMENDMENT NO. 1
TO THE
STROUD ENERGY, INC.
RESTRICTED STOCK PLAN

        Pursuant to the provisions of Section 14.1 thereof, the Stroud Energy, Inc. Restricted Stock Plan is hereby amended in the following respect only:

        Effective September 23, 2005, Section 2.6 of the Plan is hereby amended by restatement in its entirety to read as follows:

        2.6   "Change of Control" means any of the following events:

          (a)   the acquisition by any "person" (including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding SEI or an existing stockholder of SEI who, upon closing of the Private Placement, holds 5% or more of the Common Stock) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SEI representing more than 50% of the combined voting power of SEI's then outstanding securities entitled to vote generally in the election of directors; or

          (b)   the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were stockholders of SEI immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

          (c)   the sale, lease or disposition (in one or a series of related transactions) by SEI of all or substantially all of SEI's assets (including those of its subsidiaries) to any person or its Affiliates, other than SEI or its Affiliates; or

          (d)   the approval by the Board or the stockholders of SEI of a complete or substantially complete liquidation or dissolution of SEI; or

          (e)   any event similar to the foregoing that the Committee determines in its absolute discretion would, if consummated, materially alter the structure or business SEI.

  Notwithstanding the foregoing, (i) a Change of Control shall not include any acquisition, merger, or reorganization by SEI in which the stockholders of SEI immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change of Control only due to the acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by SEI or any parent or subsidiary of SEI, and (ii) a Change of Control shall not include the transactions contemplated by the Combination Agreement, the Private Placement, or the initial public offering of the Common Stock.

        IN WITNESS WHEREOF, this Amendment has been executed on this 7th day of March 2006, but effective as of September 23, 2005.

STROUD ENERGY, INC.
By:	/s/ PATRICK J. NOYES Patrick J. Noyes Chairman of the Board, President and Chief Executive Officer

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  Exhibit 10.8
AMENDMENT NO. 1 TO THE STROUD ENERGY, INC. RESTRICTED STOCK PLAN